Hi-Tech Pharmacal Reports a 13% Sales Increase and a 12% Net Income Increase for the Quarter and an 18% Sales Increase and a 24% Net Income Increase for the 9 Months Ending January 31

AMITYVILLE, N.Y.—March 11, 2004 Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the quarter ended January 31, 2004. The Company reported net sales of $18.0 million for the three months ended January 31, 2004, an increase of 13% from $15.9 million for the three months ended January 31, 2003. Net income increased 12% to $2.1 million from $1.9 million for the same period last year. Earnings per share remains unchanged at $0.24 per share due to increased average shares outstanding primarily due to a private placement of 860,000 shares of common stock in July 2003.

During the quarter ended January 31, 2004, net sales from generic pharmaceutical products were $15.4 million, an increase of 15% compared to $13.4 million for the same fiscal 2003 period. The increase is primarily due to increased sales of Promethazine products as well as the continued success of the Company’s Urea products, offset partially by lower sales of the Company’s Tannate based products.

The Health Care Products division, which markets the Company’s branded products, for the three months ended January 31, 2004 had net sales of $2.6 million, an increase of 4% from $2.5 million for the same fiscal period the prior year.

For the nine months ended January 31, 2004 net sales increased to $43.0 million, up 18% from net sales of $36.5 million for the nine months ended January 31, 2003. Net income increased 24% to $5.5 million or $0.62 per share, for the nine months ended January 31, 2004 compared to $4.5 million, or $0.58 per share, for the same period ended January 31, 2003.

Generic pharmaceutical product sales were $37.9 million compared to $30.8 million for the nine months ended January 31, 2004 and 2003, respectively, an increase of 23%. The increase is primarily due to the introduction of a new product, Urea 40% Cream and Lotion, and increased market share of the Company’s generic products.

The Health Care Products division had net sales of $5.1 million and $5.7 million for the nine months ended January 31, 2004 and 2003, respectively, a decrease of 11%. This decrease is primarily the result of exported Health Care products which have been improperly returned to the domestic market during the first half of the fiscal year. The Company has taken the necessary steps to minimize the impact of this diversion and believes that its consequences are limited.

The Company’s management believes that revenues for the 2004 fiscal year will increase between 20% and 25% over the 2003 fiscal year. The revised guidance is primarily due to the preliminary injunction preventing Hi-Tech from shipping Tannate 12 d S, and a decrease in sales for other Tannate products.

Hi-Tech currently has seven products awaiting approval at the FDA. These products target brand sales of over $300 million. Included in these products at the FDA is Levofloxacin ophthalmic solution, which was filed under Paragraph IV of the Hatch-Waxman Act. In connection with the Paragraph IV challenge, the Company has been sued for patent infringement in the United States District Court in New Jersey, but believes it has meritorious defenses.

In addition to these products at FDA, Hi-Tech has twenty products in active development targeting brand sales of over $1.5 billion. The Company plans to submit two more ANDAs this fiscal year and eight in fiscal 2005.

David Seltzer, President and CEO, stated that “We are pleased with the results for the quarter and nine months overall as we continue to gain market share with our generic products. We are however disappointed with the ruling which prevents us from shipping our Tannate 12 d S product, and we plan to appeal. We are continuing to focus our efforts on research and development which will position the Company for strong future growth.”

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic prescription and OTC products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information: Hi-Tech Pharmacal Co., Inc.

David Seltzer or William Peters

(631) 789-8228

	Nine Months		Three Months
	1/31/2004	1/31/2003	1/31/2004	1/31/2003
Net sales	42,952,000	36,507,000	18,035,000	15,913,000
Cost of goods sold	19,970,000	18,152,000	8,407,000	8,250,000

Gross profit	22,982,000	18,355,000	9,628,000	7,663,000

Selling, general, administrative expenses	12,448,000	10,020,000	5,331,000	4,114,000
Research & product development costs	2,414,000	1,470,000	998,000	555,000
Contract research (income)	(479,000)	(122,000)	(56,000)	—
Interest expense	20,000	25,000	7,000	8,000
Interest (income) and other	(199,000)	(167,000)	(78,000)	(84,000)
Total	14,204,000	11,226,000	6,202,000	4,593,000

Income before income taxes	8,778,000	7,129,000	3,426,000	3,070,000
Provision for income taxes	3,274,000	2,673,000	1,277,000	1,159,000

Net income	5,504,000	4,456,000	2,149,000	1,911,000

Basic net earnings per common share	0.70	0.65	0.27	0.28

Diluted net earnings per common share	0.62	0.58	0.24	0.24

Weighted average common shares outstanding—basic	7,808,000	6,852,000	8,061,000	6,886,000

Effect of potential common shares	1,006,000	845,000	936,000	1,061,000

Weighted average common shares outstanding—diluted	8,814,000	7,697,000	8,997,000	7,947,000